FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-04

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]

Sent: Wednesday, May 11, 2016 9:17 AM

Subject: CGCMT 2016-C1 -- New Issue Announcement (Public)

CGCMT 2016-C1 -- New Issue Announcement (Public)

638.574mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Cantor Fitzgerald & Co.

Co-Managers: Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	36.205	2.66	30.000%	46.3%	14.4%
A-2	Aaa(sf)/AAAsf/AAA(sf)	15.052	4.85	30.000%	46.3%	14.4%
A-3	Aaa(sf)/AAAsf/AAA(sf)	185.000	9.66	30.000%	46.3%	14.4%
A-4	Aaa(sf)/AAAsf/AAA(sf)	237.485	9.87	30.000%	46.3%	14.4%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	55.255	7.24	30.000%	46.3%	14.4%
A-S	Aa2(sf)/AAAsf/AAA(sf)	38.730	9.94	24.875%	49.7%	13.4%
B	A1(sf)/AA-sf/AA(sf)	35.896	9.94	20.125%	52.8%	12.6%
C	NR/A-sf/A+(sf)	34.951	9.94	15.500%	55.9%	11.9%
X-A	Aa1(sf)/AAAsf/AAA(sf)	567.727	N/A	N/A	N/A	N/A
X-B	A1(sf)/AA-sf/AAA(sf)	35.896	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$755.710mm
Number of Mortgage Loans:	54
Number of Mortgaged Properties:	130
Average Cut-off Date Mortgage Loan Balance:	$13.995mm
Weighted Average Mortgage Interest Rate:	4.97958%
Weighted Average Remaining Term to Maturity (months):	118
Weighted Average Remaining Amortization Term (months):	349
Weighted Average Cut-off Date LTV Ratio:	66.1%
Weighted Average Maturity Date LTV Ratio:	57.2%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.48x
Weighted Average Debt Yield on Underwritten NOI:	10.1%
% of Mortgaged Properties with Single Tenants:	3.0%
% of Mortgage Loans with Mezzanine Debt:	5.4%

Property Type:	35.2% Retail, 19.9% Hospitality, 12.5% Office, 10.9% Self Storage, 9.9% Multifamily, 8.7% Leased Fee, 2.3% Mixed Use (Office/Retail), 0.6% Manufactured Housing

Top 5 States:	13.9% OH, 10.5% TX, 9.7% CA, 8.5% NY, 8.1% VA

Anticipated Timing
Global Investor Call:	Wednesday, May 11th
Anticipated Pricing:	Early week of May 16th
Anticipated Closing:	Wednesday, June 1st

Investor Call Details
Date:	Wednesday, May 11th
Time:	2:00PM ET
US Toll Free:	719-457-2713
Passcode:	2714447

Roadshow Schedule: Thursday, May 12th

Hartford, CT - Breakfast Meeting

-Max Downtown (Blue Room)

-185 Asylum Street, Hartford, CT

-8:30AM ET

Boston, MA – Lunch Meeting

-Boston Harbor Hotel (Boardroom, Mezzanine Level)

-70 Rowes Wharf, Boston, MA

-12:30PM ET

Minneapolis, MN - Breakfast Meeting

-The Grand Hotel (Harriet/Cedar Room)

-615 Second Avenue South, Minneapolis, MN

-8:00AM CT

<Annex A>

<Term Sheet>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Cantor Fitzgerald & Co., Drexel Hamilton, LLC, or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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